EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter and Full Year 2024 Results

EDINBURG, Va., Feb. 20, 2025 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced fourth quarter and full year 2024 financial and operating results.

2024 Highlights

  Glo Fiber Expansion Markets data customers grew 56% year-over-year to over 65,000.
  Glo Fiber Expansion Markets passings grew by approximately 112,400, or 48%, to approximately 346,000.
  Glo Fiber Expansion Markets revenue grew 65% or $22.8 million to $57.9 million.
  Completed the integration of Horizon Telcom (“Horizon”) in the fourth quarter. Annual run-rate synergy savings expected to reach $13.8 million by the beginning of second quarter 2025.

“2024 was a pivotal year as we successfully expanded into Ohio through our acquisition of Horizon, completed the integration in nine months and raised our synergy target by over $4 million from our original projection.” said President and CEO, Christopher E. French. “This was also a record year for construction and sales with the addition of approximately 97,000 new Glo Fiber passings and more than 21,000 net Glo Fiber customers. We expect our consolidated revenue and Adjusted EBITDA long-term compound annual growth rates will return to the levels achieved after the launch of our Glo Fiber line of business in 2019.”

Shentel’s fourth quarter earnings conference call will be webcast at 8:30 a.m. ET on Thursday, February 20, 2025. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/. For Analysts, please register to dial-in at this link.

Full Year 2024 Results

  Revenue in 2024 increased $58.9 million, or 21.9%, to $328.1 million, primarily due to $47.7 million of revenues earned in the newly acquired Horizon markets. The Company made a $2.6 million measurement period negative adjustment to Horizon Commercial Fiber revenues and established a corresponding deferred revenue liability to be recognized over the contract period. The measurement period adjustment defers revenue to future years and does not impact billings and cash flows. Excluding Horizon, revenues grew by $11.2 million, or 4.3%, primarily due to Glo Fiber Expansion Markets Residential & SMB revenue growth of $21.4 million, or 61.0%. This growth was partially offset by a Commercial Fiber revenue decline of $5.8 million, or 13.8%, and an Incumbent Broadband Markets1 Residential & SMB revenue decline of $5.0 million, or 2.9%. Glo Fiber Expansion Markets revenue growth in Shentel’s legacy markets was driven by a 50.9% increase in broadband data subscribers and a 7.3% increase in broadband data Average Revenue per User (“ARPU”). Commercial Fiber revenue decreased due to the previously disclosed decline in T-Mobile revenue from prior period backhaul circuit disconnects as part of decommissioning the former Sprint network. Incumbent Broadband Markets revenue declined due to a 16.9% decrease in video RGUs due to cord cutting and a 1.6% decline in data RGUs with the majority of the decline due to the end of the ACP program.
  Cost of services increased approximately $27.3 million, or 27.0%, compared with 2023, primarily due to $25.3 million of cost of services incurred in the newly acquired Horizon markets and a $2.0 million in the legacy Shentel markets due to higher maintenance costs from the Glo Fiber expansion.
  Selling, general and administrative expense increased $15.9 million, or 16.0%, compared with 2023, primarily driven by $11.7 million of recurring selling, general and administrative costs associated with the newly acquired Horizon teams and $4.2 million in higher expenses in the legacy Shentel markets due to higher advertising costs and sales headcount associated with the Company’s expansion of Glo Fiber.
  Restructuring, integration and acquisition expense for 2024 increased $11.6 million compared with 2023, primarily driven by non-recurring costs related to the Horizon acquisition and integration.
  Depreciation and amortization for 2024, increased $35.1 million, or 55.4%, compared with 2023, primarily driven by $25.5 million of depreciation and amortization related to the tangible and intangible assets acquired in the Horizon Transaction and $9.6 million of depreciation related to legacy Shentel’s expansion of its Glo Fiber network.
  Interest expense increased $11.7 million as compared to 2023 due to higher borrowings related to funding the Glo Fiber expansion.
  Loss from continuing operations was $28.4 million in 2024 compared with income from continuing operations of $1.0 million in 2023. The loss was due primarily to higher depreciation and amortization from the Horizon acquisition and Glo Fiber network expansion and higher interest expense from higher borrowings.
  Adjusted EBITDA for 2024 increased to $94.6 million, representing a $15.6 million, or 19.7%, increase compared with 2023. The former Horizon markets contributed $10.7 million. Excluding the former Horizon markets, Adjusted EBITDA grew $4.9 million, or 6.2%, driven by the previously disclosed revenue growth and partially offset by higher cost of services and sales and marketing expenses to support new Glo Fiber markets.
  Total homes passed grew to approximately 585,000, including 346,000 Glo Fiber Expansion Market passings and 239,000 Incumbent Broadband Markets passings. Glo Fiber Expansion Markets broadband data customer net additions were approximately 21,600, resulting in over 65,000 customers as of December 31, 2024. Incumbent Broadband Markets data customer net losses were approximately 1,300, resulting in over 111,000 customers as of December 31, 2024.

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1 Incumbent Broadband Markets consists of Shentel Incumbent Cable Markets and Horizon Incumbent Telephone Markets including Fiber-To-The-Home (“FTTH”) passings.

Fourth Quarter 2024 Results Compared with Fourth Quarter 2023 Results

  Revenue increased $17.5 million, or 25.8%, to $85.4 million, primarily due to $14.1 million of revenues earned in the newly acquired Horizon markets. The Company made a $2.6 million measurement period negative adjustment to Horizon Commercial Fiber revenues and established a corresponding deferred revenue liability to be recognized over the contract period. The measurement period adjustment defers revenue to future years and does not impact billings and cash flows. Excluding Horizon, revenues grew $3.4 million, or 5.0%, primarily driven by Glo Fiber Expansion Markets Residential & SMB revenue growth of $5.6 million, or 52.7% partially offset by an Incumbent Broadband Markets Residential & SMB revenue decline of $2.6 million, or 5.8%. Glo Fiber Expansion Markets revenue growth was driven by a 50.9% increase in broadband data subscribers and an 5.1% increase in broadband data Average Revenue per User (“ARPU”). The decline in Incumbent Broadband Markets revenue was primarily due to a 16.9% decrease in video RGUs due to cord cutting and a 1.6% decline in data RGUs with the majority of the decline due to the end of the ACP program.
  Cost of services increased approximately $8.8 million, or 36.0%, primarily due to $7.8 million of cost of services incurred in the newly acquired Horizon markets and a $1.0 million increase in the legacy Shentel markets maintenance costs due to Glo Fiber expansion.
  Selling, general and administrative expense increased $3.7 million, or 14.6%, primarily due to $3.9 million associated with the newly acquired Horizon teams and $0.2 million in lower expenses in the legacy Shentel markets due to lower fees for professional services.
  Restructuring, integration and acquisition expense decreased $0.4 million, primarily due to less non-recurring acquisition-related costs, as the acquisition was completed prior to the fourth quarter of 2024.
  Depreciation and amortization increased $11.4 million, or 69.9%, primarily due $8.9 million of depreciation and amortization expense related to the tangible and intangible assets acquired in the Horizon Transaction. The remaining increase in depreciation and amortization expense is attributable to the Company’s expansion of its Glo Fiber network.
  Interest expense increased $2.4 million due to higher borrowings related to funding the Glo Fiber expansion.
  Loss from continuing operations was $6.2 million in the fourth quarter of 2024 compared with income from continuing operations of $1.9 million in the fourth quarter of 2023. The net loss was due primarily to higher depreciation and amortization from Horizon and Glo Fiber network expansion and increased interest expense from higher borrowings.
  Adjusted EBITDA for the fourth quarter of 2024 increased to $25.5 million, representing a $5.6 million, or 28.1%, increase compared with the fourth quarter of 2023. The former Horizon markets contributed $2.4 million. Excluding the former Horizon markets, Adjusted EBITDA grew $3.2 million, or 16.0%, driven by the previously disclosed Glo Fiber revenue growth, and partially offset by higher cost of services and selling, general and administrative expenses to support new Glo Fiber markets.

Other Information

  Capital expenditures were $319.1 million for the year ended December 31, 2024 compared with $255.1 million in 2023. The $64.0 million increase in capital expenditures was primarily driven by $24.4 million of capital expenditures in the acquired Horizon markets and network expansion in Glo Fiber Expansion Markets and government-subsidized markets.
  The Company received $19.2 million and $1.9 million in government grant cash reimbursements during the years ended December 31, 2024 and 2023, respectively.
  As of December 31, 2024, our cash and cash equivalents totaled $46.3 million, the availability under our Revolver and Term Loan A-3 was $243.0 million, and the remaining reimbursements available under government grants was $110.6 million, which are subject to fulfilling the terms of the agreements, for total available liquidity of approximately $399.9 million. During 2024, we borrowed a total of $125.0 million under our term loans and had total indebtedness of $418.0 million as of December 31, 2024.

Conference Call and Webcast

Date: Thursday, February 20, 2025
Time: 8:30 a.m. (ET)
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial-in at this link.

A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at http://investor.shentel.com/.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 16,800 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission. Those factors may include, among others, the expected savings and synergies from the Horizon Transaction may not be realized or may take longer or cost more than expected to realize, changes in overall economic conditions including rising inflation, regulatory requirements, changes in technologies, changes in competition, demand for our products and services, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President - Chief Financial and Accounting Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Figures for the quarters ended December 31, 2024 and 2023 are unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Residential & SMB - Incumbent Broadband Markets[1]	$43,930	$44,041	$177,485	$176,879
Residential & SMB - Glo Fiber Expansion Markets[2]	16,596	10,611	57,907	35,103
Commercial Fiber	17,456	9,766	67,011	42,132
RLEC & Other	7,430	3,495	25,655	15,017
Service revenue and other	$85,412	$67,913	$328,058	$269,131
Operating expenses:
Cost of services exclusive of depreciation and amortization	33,171	24,399	128,112	100,850
Selling, general and administrative	28,970	25,283	115,193	99,304
Restructuring, integration and acquisition	893	1,337	14,509	2,915
Impairment expense	382	—	382	2,552
Depreciation and amortization	27,750	16,331	98,453	63,368
Total operating expenses	91,166	67,350	356,649	268,989
Operating (loss) income	(5,754)	563	(28,591)	142
Other (expense) income:
Interest expense	(4,157)	(1,717)	(15,897)	(4,212)
Other income, net	1,819	972	6,461	5,587
(Loss) income from continuing operations before income taxes	(8,092)	(182)	(38,027)	1,517
Income tax (benefit) expense	(1,902)	(2,039)	(9,670)	501
(Loss) income from continuing operations	(6,190)	1,857	(28,357)	1,016
Discontinued operations:
Income from discontinued operations, net of tax	34	732	1,957	7,022
Gain on the sale of discontinued operations, net of tax	3,412	—	220,217	—
Total income from discontinued operations, net of tax	3,446	732	222,174	7,022
Net (loss) income	(2,744)	2,589	193,817	8,038
Dividends on redeemable noncontrolling interest	1,791	—	3,429	—
Net (loss) income attributable to common shareholders	$(4,535)	$2,589	$190,388	$8,038

Net (loss) income per share attributable to common shareholders, basic and diluted:
Basic - (Loss) income from continuing operations	$(0.11)	$0.05	$(0.59)	$0.02
Basic - Income from discontinued operations, net of tax	0.06	—	4.13	0.14
Basic net (loss) income per share	$(0.05)	$0.05	$3.54	$0.16

Diluted - (Loss) income from continuing operations	$(0.11)	$0.05	$(0.59)	$0.02
Diluted - Income from discontinued operations, net of tax	0.06	—	4.13	0.14
Diluted net (loss) income per share	$(0.05)	$0.05	$3.54	$0.16

Weighted average shares outstanding, basic	54,798	50,422	53,722	50,396
Weighted average shares outstanding, diluted	54,798	50,971	53,722	50,715

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  Incumbent Broadband Markets consists of Shentel Incumbent Cable Markets and Horizon Incumbent Telephone Markets with Fiber-To-The-Home (“FTTH”) passings.
  Glo Fiber Expansion Markets consists of FTTH passings in greenfield expansion markets in the Shentel and former Horizon market

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2024 and 2023

(in thousands)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$46,272	$139,255
Accounts receivable, net of allowance for credit losses of $1,156 and $886, respectively	29,722	19,782
Income taxes receivable	1,244	4,691
Prepaid expenses and other	17,282	11,782
Current assets held for sale	—	561
Total current assets	94,520	176,071
Investments	15,709	13,198
Property, plant and equipment, net	1,438,538	850,337
Goodwill and intangible assets, net	157,723	81,123
Operating lease right-of-use assets	19,548	13,024
Deferred charges and other assets	14,235	11,561
Non-current assets held for sale	—	68,915
Total assets	$1,740,273	$1,214,229
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$9,204	$7,095
Accounts payable	57,820	53,546
Advanced billings and customer deposits	16,104	12,394
Accrued compensation	16,283	11,749
Current operating lease liabilities	3,060	2,222
Accrued liabilities and other	12,100	7,747
Current liabilities held for sale	—	3,602
Total current liabilities	114,571	98,355
Long-term debt, less current maturities, net of unamortized loan fees	407,675	292,804
Other long-term liabilities:
Deferred income taxes	167,716	88,147
Benefit plan obligations	4,945	3,943
Non-current operating lease liabilities	10,794	7,185
Other liabilities	33,525	16,912
Non-current liabilities held for sale	—	54,213
Total other long-term liabilities	216,980	170,400
Commitments and contingencies (Note 16)
Temporary equity:
Redeemable noncontrolling interest	82,464	—
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 54,605 and 50,272 issued and outstanding at December 31, 2024 and 2023, respectively	—	—
Additional paid in capital	147,733	66,933
Retained earnings	768,997	584,069
Accumulated other comprehensive income, net of taxes	1,853	1,668
Total shareholders’ equity	918,583	652,670
Total liabilities, temporary equity and shareholders’ equity	$1,740,273	$1,214,229

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2024 and 2023

(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$193,817	$8,038
Income from discontinued operations, net of tax	222,174	7,022
(Loss) income from continuing operations	(28,357)	1,016
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	96,908	62,878
Amortization of intangible assets	1,545	490
Provision for credit losses	2,132	2,852
Stock-based compensation expense, net of amount capitalized	9,837	10,033
Deferred income taxes	(9,759)	2,973
Impairment expense	382	2,552
Gain on sale of FCC spectrum licenses	—	(1,328)
Other, net	626	(462)
Changes in assets and liabilities, net of effects of business acquisition:
Accounts receivable	(2,452)	(143)
Current income taxes	1,382	25,532
Operating lease assets and liabilities, net	(361)	65
Other assets	(3,268)	4,879
Accounts payable	(2,240)	(2,959)
Other deferrals and accruals	3,004	(4,048)
Net cash provided by operating activities - continuing operations	69,379	104,330
Net cash (used in) provided by operating activities - discontinued operations	(6,812)	9,444
Net cash provided by operating activities	62,567	113,774

Cash flows from investing activities:
Capital expenditures	(319,070)	(255,070)
Government grants received	19,238	1,904
Cash disbursed for acquisition, net of cash acquired	(347,411)	—
Proceeds from the sale of FCC spectrum licenses	—	17,300
Proceeds from sale of assets and other	2,010	655
Net cash used in investing activities - continuing operations	(645,233)	(235,211)
Net cash provided by (used in) investing activities - discontinued operations	305,827	(1,480)
Net cash used in investing activities	(339,406)	(236,691)

Cash flows from financing activities:
Principal payments on long-term debt	(7,044)	—
Proceeds from credit facility borrowings	125,000	225,000
Payments for debt amendment costs	(4,570)	(300)
Proceeds from the issuance of redeemable noncontrolling interest, net of financing fees paid	79,380	—
Dividends paid	(5,805)	(4,523)
Taxes paid for equity award issuances	(1,727)	(1,387)
Payments for financing arrangements and other	(1,378)	(679)
Net cash provided by financing activities	183,856	218,111
Net (decrease) increase in cash and cash equivalents	(92,983)	95,194
Cash and cash equivalents, beginning of period	139,255	44,061
Cash and cash equivalents, end of period	$46,272	$139,255

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$(12,075)	$(3,026)

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as (loss) income from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment expense, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of (loss) income from continuing operations, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
(Loss) income from continuing operations	$(6,190)	$1,857	$(28,357)	$1,016
Depreciation and amortization	27,750	16,331	98,453	63,368
Impairment expense	382	—	382	2,552
Interest expense	4,157	1,717	15,897	4,212
Other expense (income), net	(1,819)	(972)	(6,461)	(5,587)
Income tax (benefit) expense	(1,902)	(2,039)	(9,670)	501
Stock-based compensation	2,217	1,669	9,837	10,033
Restructuring, integration and acquisition	893	1,337	14,509	2,915
Adjusted EBITDA	$25,488	$19,900	$94,590	$79,010

Adjusted EBITDA margin	30%	29%	29%	29%

Supplemental Information

Operating Statistics

	December 31, 2024	December 31, 2023
Homes and businesses passed (1)	585,340	449,635
Incumbent Broadband Markets (4)	239,041	215,763
Glo Fiber Expansion Markets (5)	346,299	233,872

Residential & SMB Revenue Generating Units ("RGUs"):
Broadband Data	176,465	151,389
Incumbent Broadband Markets (4)	111,325	109,679
Glo Fiber Expansion Markets (5)	65,140	41,710
Video	40,023	43,152
Voice	44,831	40,757
Total Residential & SMB RGUs (excludes RLEC)	261,319	235,298

Residential & SMB Penetration (2)
Broadband Data	30.1%	33.7%
Incumbent Broadband Markets (4)	46.6%	50.8%
Glo Fiber Expansion Markets (5)	18.8%	17.8%
Video	6.8%	9.6%
Voice	8.0%	9.5%

Fiber route miles	16,830	9,875
Total fiber miles (3)	1,858,081	861,980

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(1) Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2) Penetration is calculated by dividing the number of RGUs by the number of passings or available homes, as appropriate.
(3) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.
(4) Incumbent Broadband Markets consists of Shentel Incumbent Cable Markets and Horizon Incumbent Telephone Markets with Fiber-To-The-Home (“FTTH”) passings.
(5) Glo Fiber Expansion Markets consists of FTTH passings in greenfield expansion markets in the Shentel and former Horizon markets.

Residential and SMB ARPU
	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Residential and SMB Revenue:
Broadband Data	$43,542	$36,679	$164,984	$139,102
Incumbent Broadband Markets	28,489	27,400	112,852	108,822
Glo Fiber Expansion Markets	15,053	9,279	52,132	30,280
Video	14,203	13,791	58,029	56,924
Voice	3,184	3,057	12,765	12,203
Discounts, adjustments and other	(403)	1,125	(386)	3,753
Total Residential & SMB Revenue	$60,526	$54,652	$235,392	$211,982

Average RGUs:
Broadband Data	173,771	149,134	164,320	142,598
Incumbent Broadband Markets	111,384	109,528	110,888	109,591
Glo Fiber Expansion Markets	62,387	39,606	53,432	33,007
Video	40,596	43,621	41,491	44,876
Voice	44,840	40,726	43,402	40,372

ARPU: (1)
Broadband Data	$83.52	$81.98	$83.67	$81.27
Incumbent Broadband Markets	$85.26	$83.39	$84.81	$82.75
Glo Fiber Expansion Markets	$80.42	$78.10	$81.30	$76.45
Video	$116.62	$105.38	$116.55	$105.71
Voice	$23.67	$25.02	$24.51	$25.19

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(1) Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / 3 months.